                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-65886

PRICING SUPPLEMENT NO. 5
DATED APRIL 3, 2002 TO
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                  (FIXED RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $250,000,000                     Original Issue Date: April 8, 2002

Agent's Discount or Commission: $787,500           Stated Maturity: March 15, 2007

Net Proceeds to Issuer: $247,040,000               Interest Rate: 5.75%

Form:   [X] Book-Entry                             CUSIP No.: 02635PRK1
        [ ] Certificated

The notes are being placed through or purchased by the Agents listed below:

Banc of America Securities LLC         $ 75,000,000    Capacity:   [X] Agent    [ ] Principal
Banc One Capital Markets, Inc.         $ 75,000,000    Capacity:   [X] Agent    [ ] Principal
J.P. Morgan Securities Inc.            $ 75,000,000    Capacity:   [X] Agent    [ ] Principal
Tokyo-Mitsubishi International plc     $ 12,500,000    Capacity:   [X] Agent    [ ] Principal
SunTrust Capital Markets Inc.          $ 12,500,000    Capacity:   [X] Agent    [ ] Principal

If as Agent:    The notes are being offered at a fixed initial public offering price of 99.131% of principal amount plus accrued interest from March 18, 2002.

If as Principal:

[ ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The notes are being offered at a fixed initial public offering price of ______% of principal amount.

Interest Payment Date(s): March 15 and September 15, commencing
                          September 15, 2002

Redemption Provisions:

[X]      The notes cannot be redeemed prior to the Stated Maturity.
[ ]      The notes may be redeemed prior to the Stated Maturity.
         Initial Redemption Date:
         Initial Redemption Percentage:   ___%
         Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:

[x]      The notes cannot be repaid prior to the Stated Maturity.
[ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
         Optional Repayment Date(s):

Other Provisions:  None.

The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of 5.75% Notes due 2007, issued by us on March 18, 2002. The notes offered hereby will have the same CUSIP number as the previously issued notes. Upon completion of this offering, the aggregate principal amount outstanding of such notes will be $500,000,000.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,250,000,000 aggregate principal amount of offers to purchase notes.

                          ----------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.